EXHIBIT 10.1

LEGACY WINE & SPIRITS INTERNATIONAL LTD.
(the “Company”)

Officer and Director Resignation

I hereby resign as Director and Officer of the Company effective immediately.

Dated: June 24, 2011

/s/: Matt Kelly

Matt Kelly